As filed with the Securities and Exchange Commission on July 27, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 27, 2004

PROSPECT ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	333-114552	43-2048643
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 East 40th Street, Suite 4400, New York, New York		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 448-0702

Item 9.  Regulation FD Disclosure.

Prospect Energy Corporation Announces Initial Public Offering Tuesday, July 27, 2004, 12:15 ET

The following press release was issued by Prospect Energy Corporation on July 27, 2004:

Prospect Energy Corporation Announces Initial Public Offering of 7,000,000 shares

New York, New York – July 27, 2004

Prospect Energy Corporation (NasdaqNM:  PSEC) announced that it priced its initial public offering of 7,000,000 shares of common stock at $15.00 per share, raising $105 million in gross proceeds.  The shares are expected to be delivered on Friday, July 30, 2004.  Prospect Energy has also granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of common stock to cover over-allotments, if any.  Prospect Energy expects to use the net proceeds of this offering to invest primarily in mezzanine loans and dividend-paying equity securities of middle market private companies in the energy industry.

Ferris, Baker Watts, Incorporated acted as the lead manager for the offering.  D.A. Davidson & Co., Sterne, Agee & Leach, Inc., and Wunderlich Securities acted as co-managers.

A registration statement relating to 12 million shares of common stock in this public offering was filed with the Securities and Exchange Commission and has been declared effective.  As a result of the decrease in the offering size, the Company anticipates that the expense ratio of the Company on an ongoing basis will increase from 2.84% to 3.03%, in each case without taking into account the over-allotment option.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the shares referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

A copy of the final prospectus related to the offering may be obtained from Ferris, Baker Watts, Incorporated, 100 Light Street, 8th Floor, Baltimore, Maryland 21202.

About Prospect Energy Corporation

Prospect Energy Corporation is a financial services company that will lend to and invest in middle market privately held or thinly traded public companies in the energy industry.  Prospect Energy’s investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.  Prospect Energy strives to achieve this objective by providing flexible financial solutions for its portfolio companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PROSPECT ENERGY CORPORATION
(Registrant)

Date: July 27, 2004	By:	/s/ John F. Barry
Name: John F. Barry
Title: Chief Executive Officer